UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Critchfield, Jack B.
   One Progress Plaza
   St. Petersburg, FL  33701
2. Issuer Name and Ticker or Trading Symbol
   Florida Progress Corporation
   FPC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board and Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |03/20/|J   |702(1)            |A  |$32.0890   |28,728             |D     |                           |
                             |96-   |    |                  |   |           |                   |      |                           |
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                             |12/27/|    |                  |   |$33.8750   |                   |      |                           |
                             |96    |    |                  |   |           |                   |      |                           |
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                             |01/01/|J   |787               |A  |$32.2500   |9,649(2)           |I     |By FPC Employee            |
                             |96-   |    |                  |   |           |                   |      |                           |
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                             |12/31/|    |                  |   |$35.500    |                   |      |Savings Plan Trust         |
                             |96    |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Explanation of Responses:
(1) Shares acquired through the reinvestment of dividends in the issuer's Progress Plus Stock Plan.
(2) Represents changes in the reporting person's vested interest in shares of the issuer's common stock resulting from his participation in the Employee Savings Plan through December 31, 1996, exempt under former Rule 16a-8(b)
through November 1, 1996 and subsequently exempt under current Rule
16b-3(c).
SIGNATURE OF REPORTING PERSON
/s/Jack B. Critchfield by Kathleen M. Haley purs. to POA.
DATE
02/07/97